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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



                   APPLE COMPUTER ANNOUNCES QUARTERLY RESULTS

              COMPANY POSTS $25 MILLION PROFIT; REVENUES, MARGINS,
                  AND CASH FLOW REFLECT CONTINUED IMPROVEMENT

          CUPERTINO, California--Oct. 16, 1996--Apple Computer, Inc. today announced results for its fourth fiscal quarter ended Sept. 27, 1996. For the quarter, Apple's revenues were $2.321 billion, a decrease of $682 million from the fourth quarter a year ago, but a sequential increase of $142 million from the quarter ended June 30, 1996. Unit shipments for the quarter were approximately 932,000, a decline of 26 percent from the year ago quarter but a sequential increase of 11 percent from the June 1996 quarter. International revenues represented 47 percent of the quarterly total.

          Net income for the quarter was $25 million, or $.20 per share, compared with $60 million, or $.48 a share, in the same quarter a year ago. The Company's operating income for the quarter was $34 million, a sequential improvement of $150 million from its $116 million operating loss in the June 1996 quarter. Included in the fourth quarter's operating results was an adjustment of prior period restructuring charges which reduced pre-tax operating expenses by $28 million. Without this adjustment, net earnings would have been approximately $8 million, or $.06 per share.

          The Company experienced continued sequential growth in gross margins and reductions in operating expenses. Gross margins were 22 percent, compared to
18.5 percent in the June quarter, while operating expenses before the restructuring adjustment declined to $505 million from $519 million in the June quarter.

          "We continue to make progress in strengthening Apple's financial condition, as our $410 million in positive cash flow from operations during the quarter suggests," said Apple Executive Vice President and Chief Financial Officer Fred D. Anderson. "We've reduced inventories by nearly $400 million since June and completed the quarter with over $1.7 billion in cash and short-term investments. Gross margins increased due to several factors, including declining component costs, improved manufacturing efficiencies, and sales of previously reserved inventory. We achieved further sequential reductions in operating expenses, primarily in general and administrative functions."

          "By increasing revenues sequentially and fortifying Apple's financial position in each of the last two quarters, we have achieved two very critical goals of Apple's transformation," said Apple Chairman and Chief Executive Officer Dr. Gilbert F. Amelio.


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"We remain confident about reaching sustainable profitability by the end of
Q2'97. As we move forward, our challenges will be to extend our competitive leadership in key markets and to reclaim the mantle of industry pioneer and innovator.

          "The question before us is not 'Will Apple survive?'," said Dr. Amelio,"but rather, 'How will Apple establish leadership in the emerging digital era of the Internet and multimedia?' We plan to do so with strong management, a relentless dedication to quality, and a passionate commitment to our role as industry innovator."

          For the Company's fiscal year ended Sept. 27, 1996, revenues were $9.833 billion, an 11 percent decrease from the prior year. The net loss for the year was $816 million, or a loss of $6.59 per share, compared with net income of $424 million or $3.45 per share in fiscal 1995. The largest contributors to the fiscal 1996 loss during the year were after-tax inventory writedowns of $388 million in the second quarter, net restructuring charges of $113 million during the year, and after-tax warranty and related expenses that were approximately $126 million greater than historical rates would suggest.

          For the year, international revenues accounted for 52 percent of Apple's net sales, compared to 48 percent in fiscal 1995.

          Except for the historical information contained herein, the statements regarding establishing competitive leadership, effecting innovation, addressing quality issues, introducing new products, continuing focus on certain industry growth areas, and the timing of execution of the Company's business plans are forward-looking statements that involve risks and uncertainties. Potential risks and uncertainties include, without limitation, continued competitive pressures in the marketplace; the effect competitive factors and the Company's reaction to them may have on consumer and business buying decisions with respect to the Company's products; the consequences competitive factors and buying decisions may have on current inventory valuations; the ability of the Company to make timely delivery of successful technological innovations to the marketplace; the ability of the Company to successfully resolve its quality issues; the effect of any future losses on the Company's needs for liquidity; the effect of the announced business restructuring on the future performance of the Company, especially the performance of the Company's employees; and the need for any future restructuring, and the effect that it might have on the performance of the Company. More information on potential factors that could affect the Company's financial results is included in the Company's Form 10-Q for the third fiscal quarter and will also be included in the Company's Form 10-K for the 1996 fiscal year, to be filed with the SEC.

          Apple Computer, Inc., a recognized pioneer and innovator in the information industry, creates powerful solutions based on easy-to-use personal computers, servers, peripherals, software, and personal digital assistants. Headquartered in Cupertino, Calif., Apple (NASDAQ:AAPL) develops, manufactures, licenses, and markets products, technologies, and services for the business, education, consumer, scientific, engineering, and government markets in over 140 countries.


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------------------------------------------------
Press Contact:
Katie Cotton
(408) 974-7269
email: katiec@apple.com

Investor Relations Contact:
Nancy Paxton
(408) 974-5420
email: paxton1@apple.com

NOTE TO EDITORS: To access Apple press releases, background material, and contact information on the web, visit The Source at: www.apple.com/source/. If
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Apple's home page on the World Wide Web:  http://www.apple.com/



Apple, the Apple logo, Macintosh, and Mac OS are registered trademarks of Apple Computer, Inc. All other brand names mentioned are registered trademarks or trademarks of their respective holders, and are hereby acknowledge.


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